UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2016

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

(b) On February 22, 2016, the Audit Committee of the Board of Directors of Marvell Technology Group Ltd. (the “Company”) approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for its fiscal year ended January 30, 2016, and the effectiveness of the Company’s internal control over financial reporting as of January 30, 2016. As our new independent registered public accounting firm, Deloitte also will perform reviews of the Company’s interim financial information for the quarters in the fiscal year ended January 30, 2016.

In selecting a new auditor, the Audit Committee engaged in a competitive process and had discussions with several large accounting firms that the Audit Committee believed might be able to serve as auditor for a company with our size and complexity. The Audit Committee then engaged in a rigorous evaluation process, with its selection criteria focused on each firms’ respective global presence and resources in countries outside the United States so as to evaluate whether the firm would be in a position to effectively audit the Company’s financial statements and internal control over financial reporting. The Audit Committee also carefully considered, among other things, the strength and relevant experience of the primary engagement team, the firm’s capacity for responsiveness, the firm’s commitment to high standards of independence, the strength of the firm’s national office and risk management functions, the firm’s knowledge of the Company and the types of risks it confronts, and the proposed approach to scoping the audit. In selecting Deloitte, the Audit Committee determined that Deloitte is best qualified to serve as the Company’s independent registered public accounting firm because of its extensive experience with large U.S. multinational companies and the strength of its resources, including its national office.

As part of the selection process, the Company and Deloitte identified certain non-audit services performed by the French and Indian member firms of Deloitte Touche Tohmatsu Limited (“DTTL”) for the Company during its 2016 fiscal year that are not permitted under the SEC’s auditor independence rules. The Audit Committee and Deloitte discussed these non-audit services and concluded that the provision of these non-audit services will not affect Deloitte’s objectivity or its impartiality and will not impair its ability to serve as the Company’s independent registered public accounting firm. The Audit Committee notes that independence matters arose with respect to other firms that it was considering in its competitive process.

The non-audit services were as follows:

•	An affiliate of the French member firm of the DTTL network was engaged by the Company to prepare payroll for two United Kingdom employees who work in the Company’s office in France. This engagement concluded on January 18, 2016. During fiscal year 2016, the fees for these services were approximately $2,300.

•	An affiliate of the Indian member firm of the DTTL network performed certain internal audit services for the Company’s subsidiary in India. These internal audit services consisted of testing internal controls in the areas of intercompany revenue, payroll and expenditure processes, and closing processes, as well as internal control work to comply with statutory requirements. This engagement concluded on August 17, 2015. The Company paid approximately $14,000 for these internal audit services.

During the Company’s two most recent fiscal years ended January 31, 2015 and January 30, 2016 and the subsequent intervening period through February 22, 2016, neither the Company nor anyone on its behalf consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, in connection with which either a written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description

99.1	Press Release dated February 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVELL TECHNOLOGY GROUP LTD.

Date: February 23, 2016	By	/s/ David Eichler
David Eichler Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release dated February 23, 2016